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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No.   3  )*
                                           -----


                     International Imaging Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 45968 C 10 8
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 45968C108                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      O'Leary, John W.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            530,842

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          ---
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             462,005

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          68,837
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      530,842

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

   (a) Name of Issuer: International Imaging Materials, Inc.
       --------------

   (b) Address of Issuer's Principal Executive Offices: 310 Commerce Drive,
       -----------------------------------------------
       Amherst, New York 14228


Item 2.

   (a) Name of Person Filing: O'Leary, John W.
       ---------------------

   (b) Address of Principal Business Office or, if none, Residence: 310 Commerce
       -----------------------------------------------------------
       Drive, Amherst, NY 14228

   (c) Citizenship: U.S.
       -----------

   (d) Title of Class of Securities: Common Stock, $.01 par value
       ----------------------------

   (e) CUSIP Number: 45968C 10 8
       ------------

Item 3. This statement is filed pursuant to Rule 13d-1(c). Items 3(a) through 3(h) are, therefore, inapplicable.

Item 4. Ownership:
        ---------

   (a) Amount Beneficially Owned as of December 31, 1996: 530,842

   (b) Percent of Class: 5.9%

   (c) Number of Shares as to which person filing statement has:

       (i)   sole power to vote or direct the vote: 530,842

       (ii)  shared power to vote or direct the vote: none

       (iii) sole power to dispose or to direct the disposition of: 462,005

       (iv)  shared power to dispose or to direct the disposition of: 68,837

Item 5. Ownership of Five Percent of less of a Class: Not Applicable
        --------------------------------------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person;
        ---------------------------------------------------------------
        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being on By the Parent Holding Company; Not Applicable
        -----------------------------------------------

Item 8. Identification and Classification of Members of the Group;
        ---------------------------------------------------------
        Not Applicable

Item 9. Notice of Dissolution of Group; Not Applicable
        ------------------------------

Item 10. Certification; Not Applicable
         -------------



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               2-7-97
----------------------------------------
                Date

          /s/ John W. O'Leary
----------------------------------------
               Signature

    John W. O'Leary, President & CEO
----------------------------------------
               Name/Title



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